Exhibit 99.1

ENGlobal Announces 1Q 2021 Financial Results

Investor Conference Call Scheduled Today at 9:00 am Eastern

HOUSTON, TX, May 6, 2021 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of complete project solutions for renewable and traditional energy, today announced that, for the first quarter of 2021 ended March 27, it achieved net income of $46,000, or $.00 per share, on revenue of $12,449,000, compared to net income of $1,101,000, or $.04 per share, on revenue of $19,260,000 in the first quarter ended March 28, 2020.

"Our company, like most others in the energy industry, has been materially affected by the reaction to the COVID-19 epidemic,” said chief executive Mark A. Hess. “We were fortunate that we were able to work through the backlog in place last year when the pandemic started.

“Currently, though, we see strong indications that our top and bottom line performance should improve as the year progresses. First, we are investing heavily in our business development efforts and we expect these efforts to produce renewed business opportunities. Second, thanks to the widespread availability and utilization of COVID-19 vaccines, there has been significant progress made in controlling the spread of the pandemic. This, in turn, is allowing people to go back to in-person work, which will help increase the demand for our clients’ products.

“Additionally, we see signs that our market opportunities in green energy sectors such as renewable fuels and solar are continuing to improve. And, we have made further progress in adding to our list of established technology and construction partners, which, of course, makes ENGlobal a more attractive option for prospective clients. As the year progresses, therefore, we expect to have an increased ability to attract high-value contracts.”

The company’s decrease in quarterly revenue was primarily due to the decline in capital and maintenance spending by its client base as a direct result of the negative economic effects upon the energy industry caused by the COVID-19 pandemic. This trend was compounded by personal interaction restrictions that significantly hampered the company’s business development efforts. ENGlobal’s decrease in quarterly net income was primarily due to the company’s decrease in quarterly revenue, partially offset by a $1.7 million employee retention credit recorded in Q1 2021 with no comparable occurrence in Q1 2020.

"We remain highly confident,” he added, “that our strategic shift toward innovative, higher-value, modular engineered process and automation project delivery positions us quite well to achieve steadily improving quarterly results, especially as the market continues to rebound."

The following is a summary of the income statement for the three months ended March 27, 2021 and March 28, 2020:

(amounts in thousands)	Three months ended March 27, 2021	Three months ended March 28, 2020
Revenue	$12,449	$19,260
Gross Profit	1,004	3,260
Selling, General and Administrative Expenses	2,561	2,133
Operating Income (Loss)	(1,557)	1,127
Net Income	46	1,101

 The following table illustrates the composition of the company's revenue and profitability for its operations for the three months ended March 27, 2021 and March 28, 2020:

	Three Months Ended				Three Months Ended
(amounts in thousands)	March 27, 2021				March 28, 2020
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Commercial	$10,048	80.7%	9.1%	(3.8)%	$16,510	85.7%	17.2%	12.2%
Government Services	2,401	19.3%	3.7%	(5.0)%	2,750	14.3%	15.1%	8.9%
Consolidated	12,449	100.0%	8.1%	(12.5)%	19,260	100.0%	16.9%	5.9%

 The following table presents certain balance sheet items as of March 27, 2021 and December 26, 2020:

(amounts in thousands)	As of March 27, 2021	As of December 26, 2020
Cash	$13,927	$13,706
Working capital	13,021	14,039

ENGlobal Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	For the Three Months Ended
	March 27, 2021	March 28, 2020
Operating revenues	$12,449	$19,260
Operating costs	11,445	16,000
Gross profit	1,004	3,260

Selling, general and administrative expenses	2,561	2,133
Operating income (loss)	(1,557)	1,127

Other income (expense):
Other income, net	1,684	1
Interest expense, net	(58)	(5)
Income from operations before income taxes	69	1,123

Provision for federal and state income taxes	23	22

Net income	46	1,101

Basic and diluted income per common share:	$0.00	$0.04

Basic and diluted weighted average shares used in computing income (loss) per share:	27,557	27,414

ENGlobal Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share and per share amounts)

	March 27, 2021	December 26, 2020
ASSETS
Current Assets:
Cash	$13,927	$13,706
Trade receivables, net of allowances of $272 and $386	9,111	7,789
Prepaid expenses and other current assets	531	891
Employee retention credit	1,676	—
Contract assets	1,322	4,090
Total Current Assets	26,567	26,476
Property and equipment, net	1,223	1,263
Goodwill	720	720
Other assets
Right of use asset	1,539	1,628
Deposits and other assets	342	351
Total Other Assets	1,881	1,979
Total Assets	$30,391	$30,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,151	$2,138
Accrued compensation and benefits	2,172	3,048
Current portion of leases	1,294	1,541
Contract liabilities	2,234	1,258
Current portion of note	4,579	3,707
Current portion of deferred payroll tax	519	—
Other current liabilities	597	745
Total Current Liabilities	13,546	12,437

Deferred payroll tax	519	1,037
Long-term debt	1,897	2,733
Long-term leases	715	608
Total Liabilities	16,677	16,815
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,588,389 shares issued and outstanding at March 27, 2021 and 27,560,686 shares issued and outstanding at December 26, 2020	28	28
Additional paid-in capital	37,202	37,157
Accumulated deficit	(23,516)	(23,562)
Total Stockholders’ Equity	13,714	13,623
Total Liabilities and Stockholders’ Equity	$30,391	$30,438

ENGlobal Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	For the Three Months Ended
	March 27, 2021	March 28, 2020
Cash Flows from Operating Activities:
Net income	$46	$1,101
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	82	96
Share-based compensation expense	45	15
Changes in current assets and liabilities:
Trade accounts receivable	(1,322)	655
Contract assets	2,768	(1,912)
Other current assets	(1,307)	165
Accounts payable	13	444
Accrued compensation and benefits	(876)	(408)
Contract liabilities	976	(1,801)
Income taxes payable	19	258
Other current liabilities, net	(167)	(97)
Net cash provided by (used in) operating activities	$277	$(1,484)

Cash Flows from Investing Activities:
Property and equipment acquired	(57)	(34)
Net cash used in investing activities	$(57)	$(34)

Cash Flows from Financing Activities:
Payments on finance leases	(36)	(20)
Interest on PPP loan	12	—
Proceeds from revolving credit facility	25	—
Net cash provided by (used in) financing activities	$1	$(20)
Net change in cash	221	(1,538)
Cash at beginning of period	13,706	8,307
Cash at end of period	$13,927	$6,769

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$58	$5
Right of use assets obtained in exchange for new operating lease liability	$256	$963
Cash paid during the period for income taxes (net of refunds)	$1	—

For further information on ENGlobal's first quarter 2021 financial results, please refer to its Quarterly Report on Form 10-Q to be filed with the SEC later today and included on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call

Management will host a conference call today at 9:00am EDT to discuss the company's first quarter 2021 financial results and outlook for the remainder of the year. To participate in the conference call, please dial in five to ten minutes before the call:

(Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally.
Entry code: 498183

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/41192

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on May 13, 2021. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 41192.

You may also access the replay by visiting the company's web site:

https://www.englobal.com/investors/events-and-presentations/

About ENGlobal
ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. All statements, other than statements of historical facts, included herein concerning, among other things, anticipated economic or market conditions, the Company’s anticipated performance, the Company’s ability to produce renewed business opportunities and the Company's ability to attract and perform higher-value contracts, are forward-looking statements. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:
Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com